Exhibit 13.1


     Report of PricewaterhouseCoopers LLP Independent Accountants


To   the  Board  of  Directors  of  Harris  Chemical  Group,  Inc.  and
Subsidiaries:

We have audited the accompanying consolidated balance sheets of Harris Chemical Group, Inc. and Subsidiaries as of March 28, 1998 and March 29, 1997 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harris Chemical Group, Inc. and Subsidiaries as of March 28, 1998 and March 29, 1997 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended March 28, 1998, in conformity with generally accepted accounted principles.



Kansas City, Missouri                  /s/ PricewaterhouseCoopers LLP
September 8, 1998                      ------------------------------
                                       PricewaterhouseCoopers LLP